Exhibit 99.1

Sky Harbour LLC, a Developer of Private Aviation Infrastructure, to Become a Public Company Through a Combination with Yellowstone Acquisition Company

●

Sky Harbour Group (“SHG”) develops and leases private aviation hangar infrastructure campuses at airports in the United States to deliver a superior home-basing solution to business and private jet owners.

●

SHG operates its first campus at Sugar Land Airport, Texas (near Houston) with two additional locations currently under construction in Opa-Locka, Florida (Miami) and Nashville International Airport in Tennessee, and has entered into lease arrangements for two other locations at Centennial Airport in Denver, Colorado and Deer Valley Airport, in Phoenix, Arizona.

●	SHG to become publicly listed through a business combination with Yellowstone Acquisition Company (NASDAQ: YSAC, YSACU and YSACW).
●	Combined company to have an estimated post-transaction equity market value of $777 million following expected transaction close in the fourth quarter of 2021.
●

Transaction to provide up to $238 million in gross proceeds, comprised of Yellowstone Acquisition Company $138 million of cash held in trust (assuming no redemptions) and a $55 million investment in SHG to be made by a wholly owned subsidiary of Boston Omaha Corporation (NASDAQ:BOMN). In addition, Boston Omaha Corporation has agreed to provide a backstop valued at $45 million to help assure net investment in cash and securities at closing of at least $150 million to SHG.

●	Additional funds to support the transaction may be raised through a private placement investment (“PIPE”).
●	Separately, SHG anticipates raising additional funds through a private activity bond financing in September.

West Harrison, New York— August 2, 2021 – Sky Harbour LLC (“SHG”), a developer of private aviation infrastructure focused on building, leasing and managing business aviation hangars, today announced it has entered into a business combination agreement with Yellowstone Acquisition Company (NASDAQ: YSAC, YSACU and YSACW) (“Yellowstone”), a publicly traded special purpose acquisition company sponsored by Boston Omaha Corporation (NASDAQ:BOMN) (“Boston Omaha”). Upon closing of the business combination, SHG will become a publicly traded company, and it is expected that its common stock will be listed on the NASDAQ exchange. Tal Keinan, Chairman and Chief Executive Officer of SHG, will continue to lead the business post-transaction. The combined company will have an implied pro forma equity market value of approximately $777 million at closing.

Sky Harbour addresses the general and pervasive deficit in business aviation hangar infrastructure across much of the United States. The company develops campuses of business aviation hangars, leases them to corporate, private and government flight departments on a long-term basis, and manages the campuses, providing essential services to its tenants.

Boston Omaha, through one of its subsidiaries, has agreed to provide $55 million of financing in support of the transaction, which will be funded prior to the closing of the business combination, assuming SHG successfully raises at least $80 million in a private activity bond offering. This additional equity investment will initially be directly into SHG, and upon the successful consummation of the business combination will convert into 5,500,000 shares of the post-combination public company’s Class A common stock, at a price of $10 per share. In the event the business combination is not consummated, Boston Omaha’s investment will remain as Series B Preferred units of SHG. In addition, the parties will seek to raise additional funding to support the business combination through a private placement investment (“PIPE”) to be consummated at the closing of the transaction of $100 million. In addition to the $138 million raised in Yellowstone’s initial public offering and held in trust and the $55 million financing, Boston Omaha has agreed to provide to SHG a backstop valued at up to an additional $45 million through the purchase of additional shares of Yellowstone Class A common stock at a price of $10 per share if needed to meet the minimum investment condition of $150 million in cash and securities to SHG at the closing.

“Sky Harbour is pleased to be entering into this partnership with Yellowstone and the Boston Omaha team to capitalize on the strategic progress the company has made in the last twelve months. Adam Peterson’s and Alex Rozek’s experience in the infrastructure space, together with the funding provided by this transaction, will help the company to meet the demand for its offering across the country and achieve its growth objectives,” said Mr. Keinan, SHG’s CEO.

“Boston Omaha’s largest business interests align behind building American infrastructure. We are attracted to the exceedingly high barriers to entry for additional, valuable hangar supply at key airports, all while being financed in an advantaged low-cost way. We believe Tal has built a best-in-class financial and operational team, creating considerable strategic value in the time we have known them. The team has refined a competitive business model that can scale and we are excited to partner with Sky Harbour,” said Adam Peterson and Alex Rozek, Co-Chairpersons and Co-CEOs of Boston Omaha and Yellowstone.

Business Combination Transaction Overview

Pursuant to the transaction, Yellowstone, which currently holds approximately $138 million in cash in trust, will combine with SHG at an estimated $777 million pro forma equity market value. Assuming no redemptions by Yellowstone’s existing public stockholders, SHG’s existing shareholders will hold approximately 58% percent of the issued and outstanding shares of common stock immediately following the closing of the business combination.

The combined company expects to receive up to $238 million in gross proceeds, assuming no redemptions of Yellowstone’s existing public stockholders. This figure excludes additional funds which may be raised in the PIPE. All SHG equityholders are retaining 100% of their equity in the combined company. The cash proceeds are expected to be used to fund the completion of four initial airport hangar campuses in addition to expansion at SHG’s location currently in operations.

The transaction has been unanimously approved by the Yellowstone Board of Directors, as well as the Board of Managers and all equityholders of SHG, and is subject to the satisfaction of customary closing conditions, including the approval of the shareholders of Yellowstone and the receipt by SHG of at least $80 million in a private activity bond financing currently expected to close in September. The combined $100 million investment and commitment to backstop by Boston Omaha was approved unanimously by the Board of Directors of Boston Omaha.

Additional information about the proposed business combination, including a copy of the equity purchase agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Yellowstone with the Securities and Exchange Commission and available at www.sec.gov. The investor presentation can also be found on Sky Harbour’s website at www.skyharbour.group.

SHG is being advised by Morrison & Foerster LLP and Yellowstone is being advised by Gennari Aronson, LLP.

About Sky Harbour LLC

Sky Harbour LLC is an aviation infrastructure company building the first nationwide network of Home-Basing solutions for business aircraft. The Company develops, leases and manages business aviation hangars across the United States based on its proprietary targeting and acquisition model, targeting airfields with significant hangar supply and demand imbalances in the largest US markets. Sky Harbour hangar campuses feature exclusive private hangars and a full suite of dedicated services specifically designed for home-based aircraft. Benefits of the Sky Harbour Home-Basing model include security, efficiency of flight and maintenance operations, enhanced safety and complete privacy, all delivered in a beautiful, thoughtfully designed environment. Sky Harbour LLC is incorporated in Delaware and headquartered at Westchester County Airport, New York.

About Yellowstone Acquisition Company

Yellowstone Acquisition Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In October 2020, Yellowstone Acquisition Company consummated a $136 million initial public offering (the “IPO”) of 13,598,898 units (including the underwriters’ exercise of a majority of its over-allotment option), each unit consisting of one of the Company’s Class A ordinary shares and one-half warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Yellowstone’s securities are quoted on the Nasdaq stock exchange under the ticker symbols YSAC, YSACU and YSACW.

Additional Information on the Proposed Business Combination

Yellowstone intends to file a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination, Yellowstone will mail the definitive proxy statement and other relevant documents to its stockholders. This communication does not contain all the information that should be considered concerning the business combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed business combination. Yellowstone’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, any amendments thereto, and the definitive proxy statement in connection with Yellowstone’s solicitation of proxies for the special meeting to be held to approve the business combination as these materials will contain important information about SHG and Yellowstone and the proposed the business combination. The definitive proxy statement will be mailed to the stockholders of Yellowstone as of a record date to be established for voting on the business combination. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

Yellowstone, BOC Yellowstone, LLC (the sponsor of the Yellowstone initial public offering) and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Yellowstone’s stockholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of Yellowstone’s directors and officers in Yellowstone’s filings with the SEC, including Yellowstone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 12, 2021, as amended on May 24, 2021 and such information and names of SHG’s directors and executive officers will also be in the proxy statement of Yellowstone for the business combination. Stockholders can obtain copies of Yellowstone’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

SHG and its managers and executive officers may also be deemed to be participants in the solicitation of proxies from Yellowstone’s stockholders in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be included in the proxy statement for the business combination when available.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the business combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding Yellowstone’s or SHG’s financial position, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the business combination; the satisfaction of the closing conditions to the business combination; and the timing of the completion of the business combination, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Yellowstone’s and SHG’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Equity Purchase Agreement or could otherwise cause the business combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against Yellowstone and SHG following the execution of the Equity Purchase Agreement and the business combination; (iii) any inability to complete the business combination, including due to failure to obtain approval of the stockholders of Yellowstone or other conditions to closing in the Equity Purchase Agreement; (iv) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the business combination; (v) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (vi) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (vii) costs related to the business combination; (viii) changes in applicable laws or regulations; (ix) the possibility that SHG or the combined company may be adversely affected by other economic, business, and/or competitive factors; (x) the inability of SHG to raise at least $80 million in its proposed private activity bond financing; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled “Risk Factors”, and in Yellowstone’s other filings with the SEC.

Yellowstone cautions that the foregoing list of factors is not exclusive. Yellowstone cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of Yellowstone’s Annual Report on Form 10-K filed with the SEC. Yellowstone’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, Yellowstone disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts: Millie Becker; 212.554.5990; mbecker@skyharbour.group